Exhibit 99.1

Q2 2016 Reserves

($ in millions)
PV-10 of Oil, Gas and NGL Reserves	$3,816

▪	57% of Oil, Gas and NGL Reserves PV-10 is from Proved Developed Reserves

PV-10 Key Assumptions

▪	Proved Reserves as of 6/30/16

▪	Forward NYMEX strip prices as of 7/15/2016

▪	Current capital and operating costs

Non-GAAP Term and Reconciliation

The PV-10 of Oil, Gas and NGL Reserves is a non-GAAP measure derived from the standardized measure of discounted future net cash flows of our oil and natural gas properties, which is the most directly comparable GAAP financial measure. It differs from our standardized measure as we used forward pricing versus average historical pricing and used more recent well cost data than is typically used in the standardized measure.  In addition, the standardized measure reflects discounted future income taxes related to our operations. We believe that the presentation of the PV-10 of Oil, Gas and NGL Reserves is useful to investors because it provides a better indication of the value of the collateral securing the New Term Loans. We feel this is important information for the lenders in their evaluation of the exchange offer. We used current costs and forward strip prices since both are better market indicators for calculating future revenues and costs of developing our proved reserves. Additionally, we believe that the PV-10 of Oil, Gas and NGL Reserves presents (i) the relative monetary significance of our oil and natural gas properties regardless of tax structure, (ii) the relative size and value of our reserves to other companies, and (iii) the measure we use when assessing the potential return on investment related to our oil and natural gas properties. The PV-10 of Oil, Gas and NGL Reserves and the standardized measure of discounted future net cash flows do not present the fair value of our oil, natural gas and NGLs reserves.

Pricing used to calculate the PV-10 of Oil, Gas and NGL Reserves is based on NYMEX strip prices as of July 15, 2016. Pricing used to calculate the standardized measure of discounted future net cash flows is based on SEC Regulation S-X, Rule 4-10 as amended, using the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month preceding the 12-month period prior to the end of the reporting period. The first day 12-month average price used to estimate our proved reserves at June 30, 2016 was $43.12 per barrel of oil (WTI) and $2.24 per MMBtu for natural gas (Henry Hub). The first day 12-month average price used to estimate our proved reserves at December 31, 2015 was $50.28 per barrel of oil (WTI) and $2.49 per MMBtu for natural gas (Henry Hub).

($ in millions)
PV-10 of Oil, Gas and NGL Reserves	$3,816
Less: Assumption differences (1)	2,872
PV-10 of Oil, Gas and NGL Reserves - June 30, 2016 @ SEC prices	944
Change from December 31, 2015 to June 30, 2016	1,090
PV-10 of Oil, Gas and NGL Reserves - December 31, 2015 @ SEC prices	2,034
Income taxes, discounted at 10%	(50)
Standardized measure of discounted future net cash flows @ December 31, 2015	$1,984

(1)	Assumption differences relate to the utilization of NYMEX strip prices as of July 15, 2016 as well as current well cost data.